Exhibit 3.25
Certificate of Organization
Domestic Limited Liability Company
1.	The name of the limited liability company (designator is required, i.e., “company,” “limited” or “limited liability company” or abbreviation):
Susquehanna License Co., LLC

2.	The (a) address of the limited liability company’s initial registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is:

140 E. Market Street York, PA 17401 York County

3.	The name and address, including street and number, if any, of each organizer is (all organizers must sign on page 2):

Name: Craig W. Bremer

Address: 140 E. Market Street York, PA 17401

4.	Strike out if inapplicable term.

A member’s interest in the company is to be evidenced by a certificate of membership interest.

5.	The specified effective date, if any is: February 13, 2003.
IN TESTIMONY WHEREOF, the organizer(s) has (have) signed this Certificate of Organization this 11th day of February, 2003.

/s/ C. W. Bremer Signature